EXHIBIT 99.1

Quintek Discloses Revenue Projections Through 2007

CAMARILLO, Calif., July 14, 2004 (PRIMEZONE) -- Quintek Technologies, Inc. (OTCBB:QTEK) recently announced its revenue projections through fiscal year 2007. The projections, which included the company's new QSI subsidiary, were recently discussed at the company's annual meeting of shareholder's held June 30, 2004.

According to management's projections and estimates based on the current sales pipeline, the company projected the following based on a June 30 fiscal year:

               FY 2004E    FY 2005E       FY 2006E    FY 2007E

  Revenue      269,750     887,705        25,977,440  34,560,280
  % Growth     N/A         229%           2826%       33%
  EBITDA       (907,272)   (4,531,644)    681,556     3,361,445
  %Growth      N/A         N/A            N/A         393%

Robert Steele, CEO of Quintek commented, "Our new QSI subsidiary has been aggressively pursuing new business since we launched earlier this year. The rewards from the initial sales and marketing activities are beginning to be realized and positive change is occurring within the organization." He added, "We expect to see the most dramatic impact beginning in FY 2006, when we project our revenues to jump significantly. As we continue to grow and bring in new business, these figures may be revised frequently."

About Quintek

Quintek Technologies, Inc. has been a manufacturer of hardware and software and a service provider to the corporate and public sector markets since 1991. The Company's new division, Quintek Services Inc. (QSI) delivers Business Process Outsourcing (BPO) services and Information Lifecycle Management (ILM) solutions to document intensive industries such as public utilities, healthcare, insurance, financial, legal, telecommunications and manufacturing.

The solutions and services the Company provides enable organizations to secure and manage their information and document business processes more efficiently. The Aberdeen Group, a provider of IT market intelligence, forecasts 13 percent annual growth for the BPO industry through 2005, when the market is projected to reach $248 billion.

"Safe-Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, inability to secure funding, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

CONTACT:  Quintek Technologies, Inc.
          Andrew Haag
          Chief Financial Officer
          (805) 383-3914 ext. 14
          ahaag@quintek.com

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